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                                                                     EXHIBIT 2.2


                           SOFTWARE LICENSE AGREEMENT

      This Software License Agreement (the "Agreement") is made this 8th day of April, 1999, by and between Seagull Software Systems, Inc., a Georgia corporation ("Seagull"), and ObjectShare, Inc., a Delaware corporation ("ObjectShare").

                               W I T N E S S E T H

WHEREAS, Seagull and ObjectShare have entered into that certain Asset Purchase Agreement dated as of even date herewith (the "Purchase Agreement") pursuant to which ObjectShare shall sell to Seagull and Seagull shall purchase from ObjectShare the Rights and Assets (as such term is defined in the Asset Purchase Agreement); and

      WHEREAS, Seagull has agreed, as a condition precedent to ObjectShare's obligations under the Purchase Agreement, to grant to ObjectShare a limited right to use the computer program known as VisualSmalltalk, including both source and object code (the "Software"), on the terms and conditions set forth in this Agreement.

      NOW THEREFORE, in consideration of the sum of $10.00 in hand paid by ObjectShare to Seagull, and the mutual representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

      1. GRANT OF LICENSE. Subject to the terms and conditions of this Agreement, Seagull hereby grants ObjectShare a perpetual, world-wide, royalty-free, non-transferable, limited license to (i) on a non-exclusive basis, use the Software for training and consulting purposes, and (ii) on an exclusive basis, (a) market and license the Software directly or indirectly through distributors to third party end-users for the express purpose of building Smalltalk-based applications, (b) perform maintenance modifications, bug-fixing, error fixing and related support services for its then current licensees (the "Support Services"), and (c) sub-license the Software to third parties for the express purpose of providing Support Services on behalf of ObjectShare. Such grant shall not, however, include: (a) the right to receive or use any future modifications, upgrades or enhancements of the Software developed by Seagull, or
(b) the right, either directly or indirectly, to develop, support or market software and developer's tools for (i) integrating existing AS/400 and/or mainframe applications with each other and with new code and component objects,
(ii) building GUI clients, (iii) wrappering existing AS/400 and/or mainframe code into objects, or (iv) developing Enterprise JavaBeans. Nothing contained herein shall be read to prevent or restrict ObjectShare in any manner whatsoever from fully pursuing its current Smalltalk market through its VisualWorks product line.

      Other than as expressly set forth herein, ObjectShare may not copy, disclose, provide, or otherwise make the Software available to others in any form whatsoever.
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      2. PROPRIETARY RIGHTS. Except as expressly set forth in Paragraph 1 hereof, Seagull (and/or any entities from which Seagull licenses components of the Software, as appropriate) shall retain all right, title and interest in and to the Software and all proprietary rights therein and no title to the Software, or any proprietary rights therein, is transferred to ObjectShare. ObjectShare agrees to take all commercially reasonable precautions to secure and protect the Software from unauthorized use or disclosure in violation of this Agreement. ObjectShare also agrees to take all reasonable steps necessary to ensure that all employees and consultants having access to the Software observe and perform the obligations of ObjectShare under this Agreement.

      3. DISCLAIMER OF WARRANTIES. THE SOFTWARE IS PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE. SEAGULL DOES NOT WARRANT THAT THE SOFTWARE WILL MEET THE REQUIREMENTS OF OBJECTSHARE, OR THAT THE OPERATION OF THE SOFTWARE WILL BE UNINTERRUPTED OR ERROR-FREE.

      4. EXCLUSION OF DAMAGES. IN NO EVENT WILL SEAGULL OR ITS EMPLOYEES, AGENTS, OFFICERS, DIRECTORS OR LICENSORS BE LIABLE TO OBJECTSHARE OR ANY THIRD PARTY CLAIMING BY OR THROUGH OBJECTSHARE FOR ANY DAMAGES WHATSOEVER (INCLUDING WITHOUT LIMITATION DIRECT OR INDIRECT DAMAGES FOR PERSONAL INJURY, LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF DATA, OR ANY OTHER PECUNIARY, INCIDENTAL OR CONSEQUENTIAL LOSS) ARISING OUT OF THE USE OR INABILITY TO USE THE SOFTWARE, EVEN IF SEAGULL HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

      5. INJUNCTIVE RELIEF. Because of the unique and proprietary nature of the Software, it is understood and agreed that Seagull's remedies at law for ObjectShare's breach of this Agreement may be inadequate and that Seagull shall, in addition to all other remedies at law or in equity, be entitled to injunctive relief against ObjectShare without any requirement to post bond.

      6. NOTICE. Any notice to be given hereunder shall be given at the address of the parties as set forth above, or at such other address as the parties shall provide to the other in writing from time to time. Such notice shall be made by personal delivery or by overnight mail by a reputable carrier and shall be effective as of the day delivered if made by personal delivery, and the day after being sent if sent by overnight mail.

      7. GENERAL. This Agreement supersedes all prior agreements concerning the subject matter herein and may not be amended except in writing signed by the parties. If any provision of this Agreement is held to be invalid, such provision shall be deemed omitted. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, current or subsequent breach of the same or any provision hereof, and no waiver shall be effective unless made in writing and executed by an authorized representative of each party.


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      8. GOVERNING LAW; ASSIGNMENT. The laws of Georgia shall govern this
Agreement, and the parties consent to venue and jurisdiction in a federal or state court in Georgia. Neither this Agreement nor any of ObjectShare's rights hereunder may be assigned, licensed, pledged or otherwise transferred either voluntarily, by operation of law, or otherwise without the prior written consent of Seagull, which consent shall not be unreasonably withheld or delayed, provided, however, that ObjectShare may, without the prior consent of Seagull, transfer this Agreement (i) to the surviving corporation in a merger or consolidation to which it is a party or to any person that acquires all or substantially all of its capital stock or assets, or (ii) to any person or entity to which it transfers its business relating to the Software.

      IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written.


                                       SEAGULL SOFTWARE SYSTEMS, INC.

                                       By: /s/ Donald P. Addington
                                           -------------------------------------
                                           Donald P. Addington, President


                                       OBJECTSHARE, INC.

                                       By: /s/ Eugene L. Goda
                                           -------------------------------------
                                           Eugene L. Goda, Chairman, President
                                           and Chief Executive Officer


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